Registration No. 33-___________

================================================================================

                         SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549
                                __________________________

                                     FORM S-8
                          REGISTRATION STATEMENT UNDER
                             THE SECURITIES ACT OF 1933
                             __________________________

                             THE MEAD CORPORATION
                      (Exact name of registrant as specified in charter)
                               __________________________

                   Ohio                                31-0535759
          (State of Incorporation)          (I.R.S. Employer Identification No.)
                               __________________________

                         MEAD WORLD HEADQUARTERS
                        COURTHOUSE PLAZA NORTHEAST
                             DAYTON, OHIO 45463
                  (Address of principal executive offices)
                             __________________________


                           THE MEAD CORPORATION
                       EMPLOYEES STOCK PURCHASE PLAN
                             (Full title of the Plan)
                           __________________________


                         George J. Maly, Jr., Secretary
                            The Mead Corporation
                           Mead World Headquarters
                          Courthouse Plaza Northeast
                             Dayton, Ohio  45463
                     (Name and address of agent for service)
                                (513) 495-6323
         (Telephone number, including area code, of agent for service)

                       CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
                               Proposed                 Proposed
Title of                       maximum                  maximum
securities       Amount        offering                 aggregate   Amount of
to be            to be         price                    offering    registration
registered       registered    per common share(1)(2)   price(2)    fee(3)
- ----------       ----------   ----------------------    ---------   ------------

Common Shares,   125,000(4)   $50.50                    $6,312,500  $2,176.72
without par
value, includ-
ing related
Purchase Rights
- --------------------------------------------------------------------------------
     (1) Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the high and low sale prices for a share of the common stock of the registrant on the New York Stock Exchange on April
     26, 1995.
     (2) Estimate solely for the purpose of calculating the registration fee.
     (3) The registration fee has been calculated pursuant to Section 6(b) of the Securities Act.
     (4) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

================================================================================

Pursuant to Instruction E of Form S-8 with respect to the registration of additional securities, the Registration Statement, dated November 21, 1990, of the registrant, The Mead Corporation, an Ohio corporation ("Mead" or the "Company"), filed on Form S-8 (file No. 33-37960) and all Exhibits thereto, are incorporated by reference in this Registration Statement.

                                 PART II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference
              ---------------------------------------

     The following documents filed by Mead and The Mead Corporation Employees Stock Purchase Plan (the "Plan") with the Securities and Exchange Commission are incorporated herein by reference as of their respective dates of filing:

     (a) Mead's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (Commission File No. 1-2267);

     (b) Annual Report of the Plan for the year ended August 31, 1994 filed as amendment number 3 on Form 10-K/A, dated November 22, 1994, to Mead's Annual Report on Form 10-K for the year ended December 31, 1993
(Commission File No. 1-2267);

     (c) The description of Common Shares contained in the Registration Statements filed pursuant to Section 12 of the Securities Exchange Act of 1934 and any amendments thereto.

     (d) The description of the Common Share Purchase Rights contained on page 2 of Mead's Form 8-A dated November 13, 1986 (Commission File No. 1-
2267), as amended by Mead's Form 8 dated November 28, 1986, Mead's Form 8 dated April 23, 1987, and Mead's Form 8 dated January 22, 1988.

     Additional documents, subsequently filed by Mead and the Plan pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 6.       Indemnification of Directors and Officers
              -----------------------------------------

     Section 2 of Article V of the Regulations of the Registrant provides for the indemnification by the Registrant of its officers, directors, employees and others against certain liabilities and expenses. Such provision provides different treatment for (i) cases other than those involving actions or suits by or in the right of the Registrant and (ii) cases involving actions or suits by or in the right of the Registrant. In the first category, the Registrant indemnifies each director, officer, employee and agent of the Registrant and each person who serves another organization at the request of the Registrant, against expenses, including attorneys' fees, judgments, decrees, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was in such position or so serving, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any matter the subject of a criminal action, suit, or proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful. In the second category, the Registrant indemnifies each direc-tor, officer, employee and agent of the Registrant and each person who serves another organization at the request of the Registrant, against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of any threatened, pending or completed action or suit by or in the right of the

Registrant to procure a judgment in its favor, by reason of the fact that such person is or was in such position or so serving, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made in respect of any matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Registrant unless and only to the extent that a court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. Any such indemnification, unless ordered by a court, may be made by the Registrant only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because such person has met the applicable standard of conduct. Such determination must be made (a) by a majority vote of a quorum consisting of directors of the Registrant who were not and are not parties to or threatened with any such action, suit or proceeding, or (b), if such a quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel, or (c) by the shareholders, or (d) by the Court of Common Pleas or the court in which such action, suit or proceeding was brought. Any determination made by the disinterested directors or by independent legal counsel must be promptly communicated to the person who threatened or brought an action or suit by or in the right of the Registrant and such person may, within ten days, petition an appropriate court to review the reasonableness or such determination.

     To the extent that a person covered by the indemnification provisions of the Regulations has been successful on the merits or otherwise in defense of any action referred to above, indemnification of such person against expenses is mandatory.

     The Regulations also provide that expenses, including attorneys' fees, amounts paid in settlement, and (except in the case of an action by or in the right of the Registrant) judgments, decrees, fines and penalties incurred in connection with any potential, threatened, pending or completed action or suit by any person by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving another organization at the request of the Registrant may be paid or reimbursed by the Registrant, as authorized by the Board of Directors upon a determination that such payment or reimbursement is in the best interests of the Board of Directors upon a determination that such payment or reimbursement is in the best interests of the Registrant.

     The Regulations also provide that, with certain limited exceptions, a director will be liable in damages for any action he takes or fails to take as a director only if it is proved by clear and convincing evidence that such action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Registrant or undertaken with reckless disregard for the best interests of the Registrant. The Regulations also provide that, with certain limited exceptions, expenses incurred by a director in defending an action must be paid by the Registrant as they are incurred in advance of the final disposition, if the director agrees (i) to repay such advances if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Registrant or undertaken with reckless disregard for the Registrant's best interests and (ii) to reasonably cooperate with the Registrant concerning the action.

     The Registrant has entered into indemnification agreements with its directors. The agreements provide that the Registrant will promptly indemnify each director to the fullest extent permitted by applicable law and that the Registrant will advance expenses under the circumstances permitted by Ohio law. The agreements also provide that the Registrant is to take certain actions upon the occurrence of certain events which represent a change in control of the Registrant, including establishment of a $10 million escrow account as security for certain of the Registrant's indemnification obligations. While not requiring the maintenance of directors' and officers' liability insurance, the indemnification agreements do require that the directors be provided with the maximum coverage if such insurance is maintained and that, in the event of any reduction in, or cancellation of, present directors' and officers' liability insurance coverage, the Registrant will stand as self-insurer with respect to the coverage not retained and will indemnify the directors against any loss resulting from any reduction in, or cancellation of, such insurance coverage. The agreements also provide that the Registrant may not bring any action against a director more than two years (or such shorter period as may be applicable under the law) after the date a cause of action accrues.

     The Registrant purchased, effective for the period from August 1, 1994 through August 1, 1995, an insurance policy under which, subject to the limitations described below, the insurer performs for the Registrant its obligation of indemnifying officers and directors. The insurer is obligated, subject to such limitations, to pay on behalf of the Registrant amounts in excess of $500,000 to which any director or officer of the Registrant shall be entitled by reason of his right to indemnification by the Registrant, provided that such right to indemnification arises in connection with the defense of any action, suit, or proceeding to which such director or officer may be a party or with which such director or officer may be threatened during the one year period covered by this policy. The policy does not, of course, cover any matter which is uninsurable under law. Such deduction $500,000 applies in respect of each properly established claim to indemnification. If more than one claim to indemnification arises out of the same act or interrelated acts, such claims to indemnification will be treated as one and only one retention of $500,000 shall be applied. The maximum liability of the insurer is $25,000,000. Effective August 1, 1994, the Registrant purchased excess policies providing additional annual limits of $75,000,000 through August 1, 1995.

     In conjunction with the above described insurance, the Registrant maintains insurance designed to protect the individual director or officer against specified expenses and liabilities, including those arising out of negligence in the performance of duty, with respect to which the Registrant does not provide indemnification. The individual policies contain the same maximum liability provisions as described hereinbefore with no deductibles.

Item 8.            Exhibits.


                   23.1      Consent of Deloitte & Touche, LLP.

                   23.2      Consent of KPMG Peat Marwick Thorne.

                   24        Powers of Attorney (included on page 4).

                                                    SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dayton, State of Ohio, on the 27th day of April, 1995.

                                                          THE MEAD CORPORATION


                                                      By: STEVEN C. MASON
                                                          -----------------
                                                          Steven C. Mason
                                                          Chairman of the Board,
                                                          President and Chief
                                                          Executive Officer


                            POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven C. Mason and George J. Maly, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                                 SIGNATURES



Date:   April 27, 1995                        By: STEVEN C. MASON
                                                  ----------------------------
                                                      Steven C. Mason
                                              Director, Chairman of the Board,
                                               President and Chief Executive
                                                Officer


Date:   April 27, 1995                        By: WILLIAM R. GRABER
                                                  -----------------------------
                                                   William R. Graber
                                                   Vice President and Chief
                                                    Financial Officer (principal
                                                     financial and accounting
                                                      officer)

Date:   April 27, 1995                          By: JOHN C. BOGLE
                                                    ----------------------------
                                                    John C. Bogle
                                                       Director


Date:   April 27, 1995                           By: JOHN G. BREEN
                                                     ---------------------------
                                                     John G. Breen
                                                       Director



Date:   April 27, 1995                           By: WILLIAM E. HOGLUND
                                                     ---------------------------
                                                     William E. Hoglund
                                                          Director



Date:   April 27, 1995                           By: BARBARA C. JORDAN
                                                     ---------------------------
                                                     Barbara C. Jordan
                                                         Director



Date:   April 27, 1995                           By: JOHN A. KROL
                                                     ---------------------------
                                                     John A. Krol
                                                       Director



Date:   April 27, 1995                           By: CHARLES S. MECHEM, JR.
                                                     ---------------------------
                                                     Charles S. Mechem, Jr.
                                                           Director



Date:   April 27, 1995                          By: PAUL F. MILLER, JR.
                                                    ----------------------------
                                                    Paul F. Miller, Jr.
                                                         Director



Date:   April 27, 1995                         By: WILLIAM S. SHANAHAN
                                                   -----------------------------
                                                   William S. Shanahan
                                                         Director

Date:   April 27, 1995                         By:   THOMAS B. STANLEY, JR.
                                                     ---------------------------
                                                     Thomas B. Stanley, Jr.
                                                            Director



Date:   April 27, 1995                         By: LEE J. STYSLINGER, JR.
                                                   -----------------------------
                                                   Lee J. Styslinger, Jr.
                                                          Director

         Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, and the State of Ohio, on the dates indicated.

                                              THE MEAD CORPORATION
                                              EMPLOYEES STOCK PURCHASE PLAN


Date:   April 27, 1995                        By: STEVEN C. MASON
                                                  ------------------------------
                                                  Steven C. Mason
                                                  Member of Corporate Benefits
                                                  Committee

Date:   April 27, 1995                        By: RONALD F. BUDZIK
                                                  ------------------------------
                                                  Ronald F. Budzik
                                                  Member of Corporate Benefits
                                                  Committee

Date:   April 27, 1995                        By: WILLIAM R. GRABER
                                                  ------------------------------
                                                  William R. Graber
                                                  Member of Corporate Benefits
                                                  Committee

Date:   April 27, 1995                         By: ELIAS M. KARTER
                                                   -----------------------------
                                                   Elias M. Karter
                                                   Member of Corporate Benefits
                                                   Committee

Date:   April 27, 1995                         By: CHARLES J. MAZZA
                                                   -----------------------------
                                                   Charles J. Mazza
                                                   Member of Corporate Benefits
                                                   Committees

                                                   EXHIBIT INDEX



                                                                     Sequential
Exhibit No.                  Description                             Page No.
- -----------                  -----------                             ----------

(23.1)                       Consent of Deloitte & Touche, LLP            8

(23.2)                       Consent of KPMG Peat Marwick Thorne          9

(24)                         Power of Attorney                            4

                                                                  Exhibit (23.1)


                                          CONSENT OF INDEPENDENT AUDITORS
                                          -------------------------------


We consent to the incorporation by reference in this Registration Statement of The Mead Corporation on Form S-8 of our report dated January 26, 1995, appearing in the Annual Report on Form 10-K of The Mead Corporation for the year ended December 31, 1994, and of our report dated October 24, 1994, on The Mead Corporation Employees Stock Purchase Plan for the year ended August 31, 1994, appearing in amendment number 3 on Form 10-K/A, dated November 22, 1994, to the Annual Report on Form 10-K of The Mead Corporation for the year ended December 31, 1993.

DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Dayton, Ohio
May 1, 1995

                                                                  Exhibit (23.2)



                                          CONSENT OF PEAT MARWICK THORNE
                                          ------------------------------


We consent to the incorporation by reference in this Registration Statement of The Mead Corporation on Form S-8 of our report dated January 10, 1995, on the consolidated financial statements of Northwood Forest Industries, Ltd. for the year ended December 31, 1994, included in the Annual Report on Form 10-K of The Mead Corporation for the year ended December 31, 1994.


KPMG PEAT MARWICK THORNE


KPMG Peat Marwick Thorne

Vancouver, Canada
May 1, 1995